Exhibit 99.1

Consolidated Financial Statements

Ameron Water Transmission Group, LLC

Year Ended December 31, 2017 and

(Unaudited) Three and Six Months Ended June 30, 2018 and 2017

With Report of Independent Registered Public Accounting Firm

Ameron Water Transmission Group, LLC

Consolidated Financial Statements

Year Ended December 31, 2017 and

(Unaudited) Three and Six Months Ended June 30, 2018 and 2017

Report of Independent Registered Public Accounting Firm

To the Management of National Oilwell Varco, Inc.

We have audited the accompanying consolidated financial statements of Ameron Water Transmission Group, LLC, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of loss, comprehensive loss, net parent company investment, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ameron Water Transmission Group, LLC at December 31, 2017, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

July 20, 2018

AMERON WATER TRANSMISSION GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,706	$2,984
Receivables, net	10,095	15,425
Receivables related party	-	3,725
Inventories, net	14,721	9,836
Assets held for sale	-	8,970
Prepaid and other current assets	3,489	3,691
Total current assets	31,011	44,631

Property, plant and equipment, net	13,879	35,971
Deferred income taxes	-	-
Other assets	168	231
Total assets	$45,058	$80,833

LIABILITIES AND NET PARENT COMPANY INVESTMENT
Current liabilities:
Accounts payable trade	$3,864	$2,483
Accounts payable related party	7,125	8,051
Accrued liabilities	3,894	4,868
Accrued income taxes	1,524	-
Total current liabilities	16,407	15,402

Deferred income taxes	463	1,461
Total liabilities	16,870	16,863

Commitments and contingencies

Net parent company investment:
Net parent company investment	34,728	70,260
Accumulated other comprehensive loss	(6,540)	(6,290)
Total net parent company investment	28,188	63,970
Total liabilities and net parent company investment	$45,058	$80,833

See notes to consolidated financial statements

AMERON WATER TRANSMISSION GROUP, LLC

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2018	2017	2018	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$8,561	$17,776	$16,202	$29,916	$57,129
Cost of revenue	8,233	15,903	15,467	28,057	53,477
Gross profit	328	1,873	735	1,859	3,652
Selling, general and administrative	2,438	2,235	3,648	5,430	7,296
Impairment	-	-	20,767	-	-
Operating loss	(2,110)	(362)	(23,680)	(3,571)	(3,644)
Other income (expense), net	126	516	4,521	1,641	1,414
Income (loss) before income taxes	(1,984)	154	(19,159)	(1,930)	(2,230)
Provision (benefit) for income taxes	(440)	22	526	(880)	(1,530)
Net income (loss)	$(1,544)	$132	$(19,685)	$(1,050)	$(700)

See notes to consolidated financial statements

AMERON WATER TRANSMISSION GROUP, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Six Months Ended	Year Ended
	June 30,	December 31,
	2018	2017
	(Unaudited)

Net loss	$(19,685)	$(700)
Currency translation adjustments	(250)	179
Comprehensive loss	$(19,935)	$(521)

See notes to consolidated financial statements

AMERON WATER TRANSMISSION GROUP, LLC

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2018	2017	2017
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$(19,685)	$(1,050)	$(700)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	1,658	1,739	3,433
Foreign currency	49	371	1,103
Gain on sale of assets	(4,433)	160	(309)
Impairment	20,767	-	-
Other, net	225	1,180	1,133
Change in operating assets and liabilities:
Receivables	9,090	(7,392)	(4,021)
Inventories	(4,878)	6,374	12,409
Prepaid and other current assets	203	(409)	2,319
Accounts payable	456	(15,203)	(11,524)
Accrued liabilities	(975)	1,156	814
Taxes	1,524	750	-
Other assets/liabilities, net	(1,436)	(2,354)	400
Net cash provided (used) by operating activities	2,565	(14,678)	5,057

Cash flows from investing activities:
Sale of property, plant and equipment	13,300	160	309
Purchases of property, plant and equipment	(345)	(22)	(374)
Net cash provided (used) in provided by investing activities	12,955	138	(65)

Cash flows from financing activities:
Contributions from (distributions to) parent company	(15,847)	14,153	(3,496)
Net cash used in financing activities	(15,847)	14,153	(3,496)
Effect of exchange rates on cash	49	208	(56)
Increase (decrease) in cash and cash equivalents	(278)	(179)	1,440
Cash and cash equivalents, beginning of period	2,984	1,544	1,544
Cash and cash equivalents, end of period	$2,706	$1,365	$2,984

See notes to consolidated financial statements

AMERON WATER TRANSMISSION GROUP, LLC

CONSOLIDATED STATEMENTS OF NET PARENT COMPANY INVESTMENT

(In thousands)

	Net Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Net Parent Company Investment
Balance at December 31, 2016	$74,456	$(6,469)	$67,987

Net loss	(700)	-	(700)
Other comprehensive income, net	-	179	179
Distributions to parent company	(3,496)	-	(3,496)

Balance at December 31, 2017	$70,260	$(6,290)	$63,970

Net loss (unaudited)	(19,685)	-	(19,685)
Other comprehensive income, net (unaudited)	-	(250)	(250)
Distributions to parent company (unaudited)	(15,847)	-	(15,847)

Balance at June 30, 2018 (unaudited)	$34,728	$(6,540)	$28,188

See notes to consolidated financial statements

AMERON WATER TRANSMISSION GROUP, LLC

Notes to Consolidated Financial Statements

1.	Organization and Basis of Presentation

Nature of Business

Ameron Water Transmission Group, LLC (“Ameron”) supplies products and services used in the construction of water pipelines, lining and wind towers.  Manufacturing plants are located in the U.S. and Mexico. These plants manufacture concrete cylinder pipe, prestressed concrete cylinder pipe, steel pipe and reinforced concrete pipe for water transmission, storm and industrial waste water and sewage collection.   Customers include local, state and federal agencies, developers and general contractors.

Basis of Presentation

These consolidated financial statements were prepared in connection with the expected sale of the Ameron Water business, excluding the Brea facility and certain liabilities related to legacy claims from workers compensation which would not be sold, and are derived from the accounting records of NOV. These statements reflect the consolidated historical results of operations, financial position and cash flows of Ameron operations and an allocable portion of corporate costs, excluding the items noted above.

All intercompany transactions and accounts within Ameron have been eliminated. The assets and liabilities in the consolidated financial statements have been reflected on a historical cost basis. The consolidated statement of income also includes expense allocations for certain corporate functions historically performed by NOV and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification of time and/or activities associated with Ameron, employee headcount or capital expenditures. Management believes the assumptions underlying the consolidated financial statements, including the assumptions regarding allocating general corporate expenses from NOV, are reasonable. Nevertheless, the consolidated financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone company during the periods presented, and may not reflect our consolidated results of operations, financial position and cash flows that would have been had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made at various times in various areas, including information technology and infrastructure.

The unaudited interim financial information included in the consolidated financial statements was derived from consolidated interim financial statements prepared in conformity with US GAAP, consistently applied during the periods presented and on a basis consistent with that used to prepare the audited consolidated financial statements.

2.	Summary of Significant Accounting Policies

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, receivables, and payables approximated fair value because of the relatively short maturity of these instruments. Cash equivalents include only those investments having a maturity date of three months or less at the time of purchase.

Inventories

Inventories consist of raw materials, work-in-process and finished products and spare parts. Inventories are stated at the lower of cost or estimated net realizable value using the first-in, first-out or average cost methods. The Company determines reserves for inventory based on historical usage of inventory on-hand, assumptions about future demand and market conditions, and estimates about potential alternative uses.

The Company evaluates inventory quarterly using the best information available at the time to inform our assumptions and estimates about future demand and resulting sales volumes, and recognizes reserves as necessary to properly state inventory at the lower of cost or net realizable value. At June 30, 2018 and December 31, 2017, inventory reserves totaled $2.4 million (unaudited) and $2.5 million, or 14.0% (unaudited) and 20.3% of gross inventory, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major improvements that extend the lives of property and equipment are capitalized while minor replacements, maintenance and repairs are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of individual items. Depreciation expense was $1.7 million (unaudited) for the six months ended June 30, 2018 and $3.5 million for the year ended December 31, 2017. The estimated useful lives of the major classes of property, plant and equipment are included in Note 4 to the financial statements.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and identified intangible assets, comprise a significant amount of the Ameron’s total assets. Ameron makes judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and estimated useful lives.

The carrying values of these assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable based on estimated future undiscounted cash flows. We estimate the fair value of fixed assets using an income approach. This requires Ameron to make long-term forecasts of its future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for Ameron’s products and services, future market conditions and technological developments. The forecasts are dependent upon assumptions regarding steel prices, the general outlook for economic growth worldwide, and available financing for Ameron’s customers, among other factors. The financial and credit market volatility directly impacts our fair value measurement through our income forecast. Changes to these assumptions in a negative way could require a provision for impairment in a future period.

Due to market indicators arising in the first quarter and resulting change in strategy, the projected cash flow of our Mexico business was updated, and it was determined that the facility and related machinery and equipment were impaired. As such, Ameron recorded a $21 million (unaudited) impairment of such long-lived assets during the first quarter of 2018.

Foreign Currency

The functional currency for our foreign operations is the local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in accumulated other comprehensive income (loss). Revenues and expenses are translated at average exchange rates in effect during the period. Financial statements of these foreign subsidiaries are remeasured to U.S. dollars for consolidation purposes using current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets and related elements of expense. Revenue and expense elements are remeasured at rates that approximate the rates in effect on the transaction dates. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income. Net foreign currency transaction gains were $0.1 million (unaudited) for the six months ended June 30, 2018, $1.1 million for the year ending December 31, 2017 and are included in other income (expense) in the accompanying statement of income.

Revenue Recognition

The Company’s products are sold based upon purchase orders or contracts with the customer that include fixed or determinable prices and that do not generally include right of return, other similar provisions, significant post-delivery obligations. The Company records revenue at the time its manufacturing process is complete, the customer has been provided with all proper inspection and other required documentation, title and risk of loss has passed to the customer, collectability is reasonably assured and the product has been delivered. Customer advances or deposits are deferred and recognized as revenue when the Company has completed all of its performance obligations related to the sale. The amounts billed for shipping and handling costs are included in revenue and related costs are included in cost of sales.

Service and Product Warranties

The Company provides service and warranty policies on certain of its products. The Company accrues liabilities under service and warranty policies based upon specific claims in accordance with ASC Topic 450 “Contingencies” (“ASC Topic 450”). Adjustments are made to accruals as claim data and historical experience change. In addition, the Company incurs discretionary costs to service its products in connection with product performance issues and accrues for them when they are encountered.

Concentration of Credit Risk

We grant credit to our customers, which operate primarily in the industrial space. Concentrations of credit risk are limited because we have a large number of geographically diverse customers, thus spreading trade credit risk. We control credit risk through credit evaluations, credit limits and monitoring procedures. We perform periodic credit evaluations of our customers’ financial condition and generally do not require collateral, but may require letters of credit for certain international sales. Credit losses are provided for in the financial statements. Allowances for doubtful accounts are determined based on a continuous process of assessing the Company’s portfolio on an individual customer basis taking into account current market conditions and trends. This process consists of a thorough review of historical collection experience, current aging status of the customer accounts, and financial condition of the Company’s customers. Based on a review of these factors, the Company will establish or adjust allowances for specific customers. Accounts receivable are net of allowances for doubtful accounts of approximately $2.4 million (unaudited) at June 30, 2018 and $2.6 million at December 31, 2017.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported and contingent amounts of assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Such estimates include but are not limited to, estimated losses on accounts receivable, estimated realizable value on excess and obsolete inventory, contingencies, estimated liabilities for litigation exposures and liquidated damages, estimated warranty costs, and estimates related to deferred tax assets and liabilities, including valuation allowances on deferred tax assets. Actual results could differ from those estimates.

Contingencies

The Company accrues for costs relating to litigation claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable. In circumstances where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than others, the low end of the range is accrued. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect the Company’s previous judgments with respect to the likelihood or amount of loss. Amounts paid upon the ultimate resolution of contingent liabilities may be materially different from previous estimates and could require adjustments to the estimated reserves to be recognized in the period such new information becomes known.

Recently Adopted Accounting Standards

In July 2015, the FASB issued Accounting Standard Update No. 2015-11 “Simplifying the Measurement of Inventory” (ASU 2015-11). This update requires inventory measured using the first in, first out (FIFO) or average cost methods to be subsequently measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, and for interim periods within those fiscal years. The Company adopted this update on January 1, 2017 with no material impact.

In March 2016, the FASB issued Accounting Standard Update No. 2016-09 “Improvements to Employee Share-Based Payment Accounting” (ASU 2016-09). This update simplifies several aspects of accounting for share-based payment transactions, including the income tax consequences, forfeitures, and the classification on the statement of cash flows. ASU 2016-09 is effective for fiscal periods beginning after December 15, 2016, and for interim periods within those fiscal years.  The Company adopted this update on January 1, 2017 with no material impact.

In August 2016, the FASB issued Accounting Standard Update No. 2016-15 “Classification of Certain Cash Receipts and Cash Payments” (ASU 2016-15). This update amends Accounting Standard Codification Topic No. 230 “Statement of Cash Flows” and provides guidance and clarification on presentation of certain cash flow issues. ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, and for interim periods within those fiscal years. The Company has adopted this update on January 1, 2017 with no material impact.

Recently Issued Accounting Standards

In March 2016, the FASB issued ASC Topic 842, “Leases” (ASC Topic 842), which supersedes the lease requirements in ASC Topic No. 840 “Leases” and most industry-specific guidance. This update increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASC Topic 842 is effective for fiscal years beginning after December 15, 2018, and for interim periods within those fiscal years.

In preparing for the adoption of this new standard, the Company has established an internal team to centralize the implementation process as well as engaged external resources to assist in our approach. We are currently utilizing a software program to consolidate and accumulate leases with documentation as required by the new standard.  We have assessed the changes to the Company’s current accounting practices and are investigating the related tax impact and process changes.  We are also in process of quantifying the impact of the new standard on our balance sheet.

In May 2014, the FASB issued Accounting Standard Update No. 2014-09, “Revenue from Contracts with Customers” (ASU 2014-09), which supersedes the revenue recognition requirements in FASB ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. This ASU proscribes a five-step model for determining when and how revenue is recognized. Under the model, an entity will recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services.

The standard permits either a full retrospective adoption, in which the standard is applied to all the periods presented, or a modified retrospective adoption, in which the standard is applied only to the current period with a cumulative-effect adjustment reflected in retained earnings. ASU 2014-09 is effective for fiscal periods beginning after December 15, 2018 for these Ameron financial statements.

3.	Inventories, net

Inventories consist of (in thousands):

	June 30,	December 31,
	2018	2017
	(unaudited)
Raw materials and supplies	$7,465	$6,382
Work in process	5,019	2,365
Finished goods and purchased products	4,625	3,591
	17,109	12,338
Less: inventory reserves	(2,388)	(2,502)
Total	$14,721	$9,836

4.	Property, Plant and Equipment

Property, Plant and Equipment consist of (in thousands):

	Estimated			June 30,	December 31,
	Useful Lives			2018	2017
				(unaudited)
Land and buildings (Years)	5	-	35	$2,783	$23,429
Operating equipment (Years)	3	-	15	36,502	39,196
				39,285	62,625
Less: accumulated depreciation				(25,406)	(26,654)
				$13,879	$35,971

During the first quarter of 2018, Ameron completed the sale of the assets classified as held for sale and realized a gain of approximately $4 million (unaudited).

5.	Accrued Liabilities

Accrued liabilities consist of (in thousands):

	June 30,	December 31,
	2018	2017
	(unaudited)
Warranty	$1,993	$1,848
Customer prepayments and billings	698	1,770
Compensation	599	741
Taxes (non income)	312	241
Other	292	268
Total	$3,894	$4,868

Service and Product Warranties

The Company provides service and warranty policies on certain of its products. The Company accrues liabilities under service and warranty policies based upon specific claims and a review of historical warranty and service claim experience in accordance with Accounting Standards Codification (“ASC”) Topic 450 “Contingencies”. Adjustments are made to accruals as claim data and historical experience change. In addition, the Company incurs discretionary costs to service its products in connection with product performance issues and accrues for them when they are encountered.

The changes in the carrying amount of service and product warranties are as follows (in thousands):

Balance at December 31, 2016	$1,027

Net provisions for warranties issued during the year	2,045
Amounts incurred	(1,083)
Currency translation adjustments and other	(141)

Balance at December 31, 2017	$1,848

Net provisions for warranties issued during the year (unaudited)	267
Amounts incurred (unaudited)	(122)
Currency translation adjustments and other (unaudited)	-

Balance at June 30, 2018 (unaudited)	$1,993

6.	Accumulated Other Comprehensive Income

The Company’s reporting currency is the U.S. dollar. For the Company’s international business in which there is a substantial investment, the local currency is their functional currency. As a result, currency translation adjustments resulting from the process of translating the entities’ financial statements into the reporting currency are reported in other comprehensive income or loss in accordance with ASC Topic 830 “Foreign Currency Matters” (“ASC Topic 830”). For the six months ended June 30, 2018 local currencies weakened against the U.S. dollar resulting in net other comprehensive loss of $0.3 million (unaudited) and for the year ended December 31, 2017, local currencies strengthened against the U.S. dollar resulting in net other comprehensive income $0.2 million upon the translation from local currencies to the U.S. dollar.

7.	Income Taxes

The domestic and foreign components of income (loss) before income taxes were as follows (in thousands):

December 31,
2017
Domestic	$(3,483)
Foreign	1,253
Profit/loss before income taxes	$(2,230)

The difference between the effective tax rate reflected in the provision for income taxes and the U.S. federal statutory rate of 35% was as follows (in thousands):

December 31,
2017
Income tax benefit at the U.S. statutory rate	$(780)
Mexico inflation adjustments	(562)
State tax (net of federal benefit)	(157)
Tax rate change impact on timing items	(717)
Valuation allowance	690
Other	(4)
Income tax benefit	$(1,530)

The effective tax rate for the year ended December 31, 2017 was 68.6%. The revaluation of net deferred tax liabilities in the U.S. and Mexican inflation adjustments during the year, partially offset by valuation allowances established on deferred tax assets when applied to losses resulted in a higher effective tax rate than the U.S. statutory rate.

The Company currently has recorded valuation allowances that the Company intends to maintain until it is more likely than not the deferred tax assets will be realized. Income tax expense recorded in the future will be reduced to the extent of decreases in the Company’s valuation allowances. The realization of remaining deferred tax assets is primarily dependent on future taxable income. Any reduction in future taxable income including but not limited to any future restructuring activities may require that the Company record an additional valuation allowance against deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on future earnings.

The effective tax rate for the three months ended June 30, 2018 and 2017 was 22.2% (unaudited) and 14.3% (unaudited), respectively. The effective tax rate for the six months ended June 30, 2018 and 2017 was (2.74)% (unaudited) and 45.6% (unaudited), respectively. The Company established valuation allowances on certain deferred tax assets generated in the three and six months ended June 30, 2018 (unaudited), when applied to losses resulted in a lower effective tax rate than the U.S. statutory rate. U.S. losses partially offset by income in Mexico in June 30, 2017, when applied to losses resulted in a higher effective tax rate than the U.S. statutory rate. The change in effective tax rate was due primarily to the decrease in the U.S. federal corporate tax rate from 35% in 2017 to 21% in 2018 and the establishment of valuation allowances in 2018.

On December 22, 2017 the United States enacted significant changes to the U.S. tax law following the passage and signing of H.R.1, “An Act to Provide the Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Act”) (previously known as “The Tax Cuts and Jobs Act”). The Act reduces the U.S. federal corporate tax rate from 35% to 21% and requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred. The Act includes new anti-deferral provisions on Global Intangible Low Taxed Income (“GILTI”). Beginning in 2018 these provisions result in incremental taxability of our foreign subsidiaries income in excess of an allowed return on certain tangible property. The FASB has determined that filers have a policy choice to account for this tax on either a period basis or a deferred tax basis. We are still evaluating the impacts of GILTI on our business model and have not yet made any accounting adjustments or policy decisions regarding this new source of incremental US taxable income. Due to the timing of the enactment and the complexity involved in applying the provision of the Act, we have made reasonable estimates of the effects and recorded provisional amounts in our financial statement as of December 31, 2017. As we collect and prepare necessary data and interpret the Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provisional amounts. We recognized an income tax benefit of $717 thousand in the year ended December 31, 2017 associated with the revaluation of our net deferred tax liability. Our provisional estimate of the one-time transition tax resulted in no additional tax expense and has been considered in our disclosure of undistributed earnings. The accounting for the tax effects of the Act will be completed in 2018.

Significant components of our deferred tax assets and liabilities were as follows (in thousands):

December 31,
2017
Deferred tax assets:
Net operating loss carryforwards	$2,049
Warranty reserve	490
Inventory reserve	295
Other	546
Valuation allowance	(1,125)
2,255
Deferred tax liabilities:
Tax over book depreciation	3,700
Other	16
3,716

Net deferred tax liability	$1,461

As of December 31, 2017, the Company had $7.2 million of net operating loss carryforwards, which expire beginning in year 2023.

At December 31, 2017, no liabilities for uncertain tax positions were necessary and the Company does not expect a material change in the reserve for uncertain tax position in the next 12 months. The Company is subject to taxation in the United States and Mexico. Tax years that remain subject to examination are open in the U.S. for tax years ending after 2012 and Mexico for tax years ending after 2011.

Undistributed earnings of certain of the Company’s foreign subsidiaries amounted to $1.1 million at December 31, 2017. Those earnings are considered to be permanently reinvested and no provision for U.S. federal and state income taxes has been made. Distribution of these earnings in the form of dividends or otherwise could result in incremental U.S. federal and state taxes at statutory rates and withholding taxes payable in Mexico.

8.	Commitments and Contingencies

Our business is affected both directly and indirectly by governmental laws and regulations relating to the industrial industry in general, as well as by environmental and safety regulations that specifically apply to our business. Our business is also subject to trade regulations that may restrict or prohibit trade with certain countries, companies and/or individuals, such as trade sanctions applicable to Russia, Syria and Iran. We are also subject to increasing local content and localization requirements in various jurisdictions and increasing trade tariff activities, all of which could result in material negative impacts to our business. Although we have not incurred material costs in connection with our compliance with such laws, there can be no assurance that other developments, such as new environmental laws, regulations and enforcement policies may not result in additional, presently unquantifiable, costs or liabilities to us.

The Company is involved in various other claims, internal investigations, regulatory agency audits and pending or threatened legal actions involving a variety of matters. In many instances, the Company maintains insurance that covers claims arising from risks associated with the business activities of the Company, including claims for premises liability, product liability and other such claims. The Company carries substantial insurance to cover such risks above a self-insured retention. The Company believes and the Company’s experience has been that such insurance has been sufficient to cover such risks.

The Company is also a party to claims, threatened and actual litigation, and private arbitration arising from ordinary day to day business activities, in which parties assert claims against the Company for a broad spectrum of potential liabilities, including: individual employment law claims, collective actions under federal employment laws, intellectual property claims, including alleged patent infringement, and/or misappropriation of trade secrets, premises liability claims, personal injuries arising from allegedly defective products, alleged improper payments under anti-corruption and anti-bribery laws and other commercial claims seeking recovery for alleged actual or exemplary damages. From time to time, in litigation adverse parties assert claims for large damages as a tactic to assert leverage to pressure the Company to pay to settle such claims. The Company staunchly resists such litigation tactics. Due to the inherent risks and uncertainty of litigation, an unexpected adverse result may occur from time to time. For many such contingent claims, the Company’s insurance coverage is inapplicable or an exclusion to coverage may apply. In such instances, settlement or other resolution of such contingent claims could have a material financial or reputational impact on the Company.

Further, in some instances, direct or indirect consumers of our products and services, entities providing financing for purchases of our products and services or members of the supply chain for our products and services have become involved in governmental investigations, internal investigations, political or other enforcement matters. In such circumstances, such investigations may adversely impact the ability of consumers of our products, entities providing financial support to such consumers or entities in the supply chain to timely perform their business plans or to timely perform under agreements with us. We may also become involved in these investigations, at substantial cost to the Company.

9.	Allocation of General Corporate Expenses

For the period prior to the separation, the consolidated financial statements include expense allocations for certain functions provided by NOV as well as other NOV employees not solely dedicated to Ameron, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, and stock-based compensation. These expenses were allocated to Ameron on the basis of direct usage when identifiable, with the remainder allocated on the basis of operating profit, headcount or other measures. For the six months ended June 30, 2018 and for the year ended December 31, 2017, Ameron was allocated $1.3 million (unaudited) and $0.8 million, respectively, of general corporate expenses incurred by NOV which is included within selling, general and administrative expenses in the consolidated statements of income.

10.	Subsequent Event (Unaudited)

The unaudited interim financial information included in the consolidated financial statements was evaluated by management for subsequent events through October 10, 2018, the day the financial statements were available to be issued. Subsequent to June 30, 2018, on July 27, 2018 the expected sale of Ameron was completed.